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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


THE ROWE COMPANIES ANNOUNCES DISCONTINUANCE OF WEXFORD MANUFACTURING OPERATIONS

McLean, VA, November 10, 2000 - The Rowe Companies (NYSE: ROW) a leading manufacturer and retailer in the home furnishings industry, announced today that its wholly- owned subsidiary, The Wexford Collection, Inc. a specialty manufacturer of high quality, solid wood furniture, will be discontinuing its manufacturing operations by January 10, 2001.

Gerald M. Birnbach, Chairman and CEO of The Rowe Companies, in making the announcement said, "After an intensive review of Wexford's operating results and potential, we made the decision to employ our resources in the segments of our business that we believe offer the greatest potential. Our focus is on expanding our retail operations and improving our upholstery manufacturing operations in a manner consistent with our emphasis on increasing profitability and shareholder returns."

The full impact on earnings for the company has not yet been determined by management.

In addition to The Wexford Collection, The Rowe Companies owns Rowe Furniture Inc., a major manufacturer of quality upholstered furniture; The Mitchell Gold Co., a fast-growing upholstered furniture manufacturer serving some of the nation's leading specialty retailers, Home Elements, Inc., a 18-store specialty retail furniture chain and Storehouse, Inc., a 42-store retail furniture chain.

When used in this press release and in filings by The Rowe Companies with the Securities and Exchange Commission, or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plan" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors could cause actual results to differ materially from those anticipated by some of these forward-looking statements. The factors include, but are not limited to, changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise; pending or future litigation; pricing pressures due to excess capacity; raw material cost increases; transportation cost increases; the inability of a major customer to meet its obligations; loss of significant customers in connection with a merger or acquisition, bankruptcy or otherwise; actions of current or new competitors ;increased advertising costs associated with promotional efforts; change of tax rates; change of interest rates; future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company.
_____

Contacts at The Rowe Companies:

Tim Fortune--Vice President Human Resources/Strategy 703/847-8670 Gerald M. Birnbach--Chairman and CEO 703/847-8670